EXHIBIT 23.1
To the Plan Administrator of the
Smith & Hawken 401(k) Plan:
We consent to the incorporation by reference in the Registration Statement filed on Form S-8 with respect to the Smith & Hawken 401(k) Plan (the “Plan”) of our report dated October 31, 2007 with respect to the Plan’s financial statements, included in the Annual Report on Form 11-K for the fiscal year ended December 31, 2006, and all references to our firm included in or made a part of the Registration Statement.
/s/ MEADEN & MOORE, LTD.
Certified Public Accountants
November 13, 2007
Cleveland, Ohio